SECURITIES AND EXCHANGE COMMISSION

                           Washington, D. C.  20549

                                   FORM 8-K

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

                       Date of Report:  July 1, 1997



                         Seafield Capital Corporation
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            (Exact name of registrant as specified in its charter)

       Missouri                   0-16946                   43-1039532
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     (State of other     (Commission File Number)        (IRS Employer
     jurisdiction of                                    Identification
     incorporation)                                         Number)


     5000 W. 95th Street, Suite 260
     P. O. Box 7568
     Shawnee Mission, KS                                     66207
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     (Address of principal executive offices)              (Zip code)


                               (913)  652-1000
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            (Registrant's telephone number, including area code)


     2600 Grand Blvd., Suite 500  P.O. Box 410949  Kansas City, MO  64141
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                       (Registrant's former address)





Item 5.  Other Events

On July 1, 1997, the Registrant issued the following news release:

"Seafield Capital Corporation (Seafield) announced today that the Seafield Board of Directors has declared a dividend to its shareholders of record on July 11, 1997 of all shares of common stock of Response Oncology, Inc. (Response) owned by Seafield (i.e., 8,077,392 shares). Approximately 1.24 shares of Response common stock will be distributed for each share of Seafield common stock outstanding. Share certificates will be mailed on or about July 25, 1997.

The effective ex-dividend date established by the NASD for the distribution is July 28, 1997. Sales of Seafield stock with trading dates of July 9 through July 25 will have "due bills" attached to the sales. Sellers during this period will therefore be required to forward Response stock to the purchaser when received.

The Seafield Board believes that the separation of Seafield's ownership interest in Response from Seafield's core laboratory testing business will provide investors a sharper focus as to the particular merits of each of those investments and therefore provide Seafield shareholders with a better recognition of the value of each of those investments.

The Securities and Exchange Commission today declared effective the Registration Statement of Response, thereby enabling the distribution to proceed.

Response common stock is traded on the NASDAQ national market under the symbol "ROIX". The closing price of Response common stock, as reported on NASDAQ on June 30, 1997 was $7.375 per share.

The Distribution is being made only by means of a Prospectus. The Prospectus contains information regarding Response and the proposed distribution. Copies of the Prospectus may be obtained from Seafield at 5000 W. 95th Street, Suite 260, Post Office Box 7568, Shawnee Mission, Kansas 66207 or from Response at 1775 Moriah Woods Boulevard, Memphis, Tennessee 38117.

THIS COMMUNICATION SHALL NOT CONSTITUTE A OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SHARES OF RESPONSE ONOCLOGY, INC. COMMON STOCK BEING DISTRIBUTED.

On July 1, 1997, the Board of Directors of Seafield declared a regular quarterly cash dividend of 30 cents per share, payable September 3, 1997 to shareholders of record August 26, 1997."



On July 1, 1997, the Registrant issued the following news release:

"Seafield Capital Corporation (Seafield) announced today that discussions between Seafield and its 82%-owned subsidiary, LabOne, Inc., regarding a possible merger between the two companies have been terminated. In February 1995, Seafield had announced that among the strategic alternatives which Seafield expected to pursue was a merger of Seafield into LabOne. Following the transfer of many of Seafield's assets to SLH Corporation and the distribution of all SLH Corporation stock to Seafield's shareholders earlier this year, Seafield and LabOne began discussing a possible merger. It was also contemplated at the time initial merger discussions began that Seafield would distribute its Response Oncology holdings to shareholders. Such distribution is now expected to be effected in late July.

Following the distribution of SLH and Response shares to Seafield shareholders, the remaining Seafield assets will consist only of approximately $5 million in cash and 10,712,200 LabOne shares.

As the merger discussions proceeded, Seafield and LabOne were advised that any combination of the two companies would result in the surviving entity having a significant amount of additional annual amortization expense. Seafield has concluded that the benefits of combining the two companies at this time do not justify the additional amortization and the resulting adverse impact on earnings. Accordingly, merger discussions between Seafield and LabOne have been terminated.

In light of this development and the expected distribution to Seafield's shareholders of all shares of Response Oncology, Inc. common stock owned by Seafield, Seafield intends to promptly determine an appropriate corporate and expense structure, given that virtually all of its assets will consist of its LabOne stock ownership.

LabOne operates a centralized laboratory in the Kansas City area which markets clinical, substance abuse and insurance laboratory testing services in the United States and Canada. The common stock of LabOne is traded on the National Market System of the Nasdaq Stock Market under the symbol "LABS."



                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized officer.


                                           Seafield Capital Corporation



     Date:  July 7, 1997                   By: /s/ Steven K. Fitzwater
                                               ---------------------------
                                               Steven K. Fitzwater
                                               Vice President, Chief Accounting
                                               Officer and Secretary